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
                                  Exhibit 11.1
                          Computation of Loss Per Share

                                                                                                 Period from
                                    Three Months                 Years Ended                     July 1, 1994
                                    Ended            ---------------------------------------     Commencement)
                                    March 31,        December 31,               December 31,     through
                                    1997             1996                       1995             March 31, 1997
                                    -----------      ------------               ------------     --------------
Loss for the period                 $   221,544      $ 1,248,676                $1,530,064       $3,000,284
                                    ===========      ===========                ==========       ==========

Shares used in computing loss
per share:

   Weighted average shares
   outstanding (Note 1)             $14,982,550      $12,722,871                $7,772,569       $9,530,336
                                    ===========      ===========                ==========       ==========

Loss per share                      $      0.01      $      0.10                $     0.20       $     0.31
                                    ===========      ===========                ==========       ==========


     Note 1: Due to the net losses incurred during each of the periods presented, common share equivalents are anti-dilutive and have been excluded from the computation.
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